October 12, 2022	44046.00011

The Tocqueville Opportunity Fund
40 West 57th Street, 19th Floor
New York, New York 10019

The Tocqueville Phoenix Fund
40 West 57th Street, 19th Floor
New York, New York 10019

The Tocqueville Fund
40 West 57th Street, 19th Floor
New York, New York 10019

Tocqueville Asset Management L.P.
40 West 57th Street, 19th Floor
New York, New York 10019

Re: Reorganization of The Tocqueville Opportunity Fund and The Tocqueville Phoenix Fund
into The Tocqueville Fund

Ladies and Gentlemen:

We have acted as counsel to The Tocqueville Fund, a Massachusetts business trust and a series of Tocqueville Trust (the “Surviving Fund”), in connection with the reorganization of The Tocqueville Opportunity Fund and The Tocqueville Phoenix Fund, both Massachusetts business trusts and each a series of Tocqueville Trust (the “Target Funds” and each a “Target Fund”) into the Surviving Fund, in accordance with an Agreement and Plan of Reorganization (the “Plan”) by and among the Surviving Fund and the Target Funds, and the Form N-14 Registration Statement of the Surviving Fund (Registration No. 333-267073) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on October 12, 2022, relating to the acquisition by the Surviving Fund of all of the assets of the Target Funds, solely in exchange for the assumption by the Surviving Fund of all of the liabilities of the Target Funds and the issuance and delivery by the Surviving Fund of shares of beneficial interest of the Surviving Fund (“Shares”), which Shares of the Surviving Fund will thereafter be distributed pro rata by the Target Funds to their respective shareholders in complete liquidation and complete cancellation of their shares, with each shareholder being entitled to receive the number of full and fractional Shares of each class corresponding to an outstanding class of shares of a Target Fund held by a Target Fund shareholder that has an aggregate net asset value equal to the aggregate net asset value of the shares of that corresponding class of the Target Fund held by such shareholder as of the close of business on the Valuation Date (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Target Funds and the Surviving Fund in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

a.the Plan;
b.the Registration Statement;
c.such other instruments and documents related to the formation, organization and operation of the Target Funds and the Surviving Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and
d.certificates of knowledgeable officers of each of the Target Funds and the Surviving Fund related to certain factual matters relevant to the Reorganization and our opinions.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and
2.That all representations, warranties and statements made or agreed to by a Target Fund and the Surviving Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for federal income tax purposes:

The Reorganization as provided in the Plan will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and the Surviving Fund and each of the Target Funds will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

Except for consequences regularly attributable to a termination of a Target Fund’s taxable year, no gain or loss will be recognized to a Target Fund as a result of the Reorganization or upon the distribution of shares of Surviving Fund Common Stock to holders of shares of Common Stock of a Target Fund;

No gain or loss will be recognized to the Surviving Fund as a result of the Reorganization or upon the distribution of shares of Surviving Fund Common Stock to holders of shares of a Target Fund’s Common Stock;

No gain or loss will be recognized to the holders of Target Fund Common Stock upon the distribution of shares of Surviving Fund Common Stock to holders of shares of a Target Fund Common Stock, except to the extent such holders are paid cash in lieu of fractional shares of Surviving Fund Common Stock in the Reorganization;

The tax basis of a Target Fund’s assets in the hands of the Surviving Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately before the consummation of the Reorganization;

Immediately after the Reorganization, the aggregate tax basis of the Surviving Fund Common Stock received by each holder of Target Fund Common Stock in the Reorganization (including that of fractional share interests purchased by the Surviving Fund) will be equal to the aggregate tax basis of the shares of Target Fund Common Stock owned by such stockholder immediately before the Reorganization;

A stockholder’s holding period for Surviving Fund Common Stock (including that of fractional share interests purchased by the Surviving Fund) will be determined by including the period for which he or she held shares of Common Stock of a Target Fund converted pursuant to the Reorganization, provided that such shares of Target Fund Common Stock were held as capital assets;

The Surviving Fund’s holding period with respect to a Target Fund’s assets transferred will include the period for which such assets were held by such Target Fund; and

The payment of cash to the holders of Common Stock of a Target Fund in lieu of fractional shares of Surviving Fund Common Stock will be treated as though such fractional shares were distributed as part of the Reorganization and then redeemed by the Surviving Fund with the result that the holder of Common Stock of a Target Fund will generally have a capital gain or loss to the extent the cash distribution differs from such stockholder’s basis allocable to the fractional shares of Surviving Fund Common Stock.

No opinion will be expressed as to the effect of the Reorganization on (i) a Target Fund or the Surviving Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Shareholder of a Target Fund that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of a Target Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of a Target Fund.

Further, no opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any shareholder of a Target Fund, (ii) a Target Fund or the Surviving Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

These opinions do not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and these opinions do not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. These opinions may be relied upon with respect to the consequences specifically discussed herein only by the Surviving Fund and its shareholders, and the Target Funds and their shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material or relevant respects at all relevant times, our opinions could be adversely affected and should not be relied upon.

These opinions represents our judgment as to the federal income tax consequences of the Reorganization and are not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion letter is dated, all of which may be amended, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering these opinions, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

These opinions have been delivered to you pursuant to paragraph 6.3(d) of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. These opinions may be disclosed to shareholders of the Target Funds and the Surviving Fund, and they may rely on such opinions in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

Very truly yours,

/s/ Paul Hastings LLP